Mail Stop 7010

      December 21, 2005



Mr. John G. O`Rourke
Senior Vice President - Finance and Chief Financial Officer
The GEO Group, Inc.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487

	RE: 	Form 10-K for the Fiscal Year ended January 2, 2005
                    	Forms 10-Q for the Fiscal Quarters ended
April 3, 2005, July 3,
		2005 and October 2, 2005
                    	File No. 1-14260


Dear Mr. O`Rourke:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

       	If you have any questions regarding these comments, please direct them to Gus Rodriguez, Staff Accountant, at (202) 551-3752 or, in his absence, Rufus Decker, the undersigned, at (202) 551-3769.



          						Sincerely,



								Rufus Decker
								Branch Chief
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John G. O'Rourke
The GEO Group, Inc.
November 23, 2005
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE